Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

AND PROVIDES COVID-19 BUSINESS UPDATE

- Net Sales Increased 5 Percent in Q2 and YTD 2020 -

- Q2 2020 GAAP and Adjusted EPS $0.68 –

- Net Debt of $50 Million, Leverage Ratio 0.92x, Liquidity of $700 Million -

ST. LOUIS, May 6, 2020 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter ended March 31, 2020 (Q2 2020) compared to the second quarter ended March 31, 2019 (Q2 2019), and provided a COVID-19 update.

COVID-19 Update

Vic Richey, Chairman and Chief Executive Officer, commented, “The COVID-19 global pandemic has created significant and unprecedented challenges, and during these highly uncertain times, our top priority remains the health and safety of our employees, customers and suppliers, thereby securing the financial well-being of the Company and supporting business continuity.

“Over the past few months, we have implemented significant actions in an effort to ensure our employees around the world have the necessary personal safety and protection measures in place to allow our businesses to continue operating with as little disruption as possible. Our businesses have been deemed essential and remain operational, supplying our customers with vital and necessary products.

“We are fortunate to have a deep and experienced leadership team that has managed through multiple downturns in the past. Coupled with our strong balance sheet and significant financial liquidity, I’m confident that we can effectively manage through this pandemic. ESCO has faced and overcome many challenges in our 30-year history and our goal is to emerge from this extraordinary challenge as an even stronger company.

“Given our diverse portfolio of strong, durable businesses serving non-discretionary end-markets, the strength and resilience of our business model positions us to continue to support our long-term outlook.

“We have taken decisive actions to enhance our strong financial condition, while continuing to execute our long-term strategy for profitable growth. Some of the actions we’ve taken to address expected business pressures over the balance of the year, include: deferring a portion of executive compensation; reducing discretionary spending; prioritizing / minimizing capital spending; implementing hiring and salary freezes; and, increasing our focus on optimizing free cash flow.

“These operational measures are prudent steps to maintain our solid liquidity and will support our financial flexibility as we work through near-term volatility. As of March 31, 2020, we had nearly $700 million of liquidity, with $100 million in cash, net debt of approximately $50 million, and a very conservative leverage ratio of 0.92x. Additionally, we have no debt maturities nor repayment obligations coming due and payable until September 2024.

“While we are pleased with the operating performance, cash flow, entered orders and backlog of our businesses year-to-date through March 31, 2020, given the extent of the uncertainty presented by this pandemic, we are withdrawing our full-year 2020 financial guidance.

“Everyone at ESCO, including our dedicated employees, Board of Directors, and executive leadership team have displayed an amazing amount of resilience and personal commitment to serve our customers through this difficult time. I want to thank everyone for the hard work, dedication, and sacrifice they have demonstrated while working through this fight to position ESCO for the future and to drive continued success.”

Q2 2020 Earnings Report

On January 2, 2020, the Company announced that it had completed the sale of its Technical Packaging segment effective December 31, 2019 which resulted in gross cash proceeds of $191 million ($187 million purchase price plus working capital surplus) and a $77 million, or $2.93 per share net gain on the sale in Q1 2020.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Q2 2020 GAAP and As Adjusted EPS was $0.68 per share, with net earnings of $18 million.

Q2 2019 GAAP EPS of $0.68 per share included $0.03 per share of cost reduction charges described in prior releases. The net effect of excluding the $0.03 per share of discrete items resulted in Q2 2019 Adjusted EPS of $0.71 per share, with GAAP net earnings from continuing operations of $18 million.

Q2 2020 Adjusted EBITDA was $31.4 million, compared to Q2 2019 Adjusted EBITDA of $31.2 million.

Operating Highlights

•	Net sales increased 5 percent to $180 million in Q2 2020 compared to $171 million in Q2 2019.

•	Aerospace & Defense (A&D) segment sales increased $16 million, or 20 percent from Q2 2019, including $9 million in sales from the Globe acquisition together with strong aerospace contributions from PTI and Crissair, and higher space sales at Vacco.

•	Test sales decreased $1 million in Q2 2020 as a result of a three-week COVID-19 shutdown of its Chinese manufacturing facility in February 2020, coupled with timing delays on certain installation projects due to COVID-19 related customer closure mandates and on-site personnel restrictions at customer locations, offset by strong domestic chamber project sales.

•	USG sales decreased $5 million in Q2 2020 due to the timing of various project deliverables, and several utility customers re-aligning their short-term maintenance and spending protocols to focus on uninterrupted power delivery due to short-term electricity demand / mix changes between industrial, commercial and residential customers due to COVID-19.

•	SG&A expenses as a percent of sales decreased to 22 percent in Q2 2020, from 23 percent in Q2 2019, despite additional spending on R&D / new product development, additional sales commissions, normal cost of living adjustments, and the addition of Globe.

•	Q2 2020 amortization of intangible assets increased $1 million, or 20 percent compared to Q2 2019 as a result of the Globe acquisition being included in the Q2 2020 amounts.

•	Interest expense decreased in Q2 2020 due to the lower net debt outstanding and favorable interest rates.

•	The effective income tax rate from continuing operations (GAAP and Adjusted) was approximately 11 percent in both Q2 2020 and Q2 2019. The Q2 2020 quarterly rate was included in management’s previous guidance. Both quarterly periods were favorably impacted by various one-time tax strategies.

•	Entered orders were $246 million in Q2 2020 (book-to-bill of 1.36x), and were $466 million YTD 2020 (book-to-bill of 1.32x), resulting in an ending backlog of $565 million at March 31, 2020, an increase of $113 million, or 25 percent, from September 30, 2019.

•	Q2 2020 net cash provided by operating activities from Continuing Operations of $34 million, coupled with the cash proceeds from the sale of the Technical Packaging segment, resulted in $50 million of net debt outstanding (total borrowings, less cash on hand) at March 31 2020 and a 0.92x leverage ratio.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “The clear highlight of Q2 2020 was the strength of our A&D segment where sales increased 20 percent over prior year, with an EBIT margin of nearly 23 percent. PTI and Crissair delivered strong performance on the aerospace side and both Globe and Westland outperformed expectations on their navy / submarine platforms. A&D’s entered orders were another bright spot coming in at $156 million with a book-to-bill of 1.64x led by exceptionally strong Block V orders for the Virginia Class submarines.

“We expect to see a slowdown in commercial aerospace deliveries over the balance of the year, but it is too early in the cycle to determine the sales and EBIT impact from the current industry downturn as it relates to future build rates and airline passenger miles.

“The defense portion of A&D, both military aerospace and navy products, is expected to remain strong given its backlog coupled with the urgency of expected platform deliveries.

“Test reported another solid Quarter delivering a better than expected EBIT margin of 13.6 percent, despite lower sales resulting from the China facility’s temporary shutdown and delayed timing of installation projects caused by access limitations to customer sites due to COVID-19.

“We expect Test to remain relatively solid over the remainder of the year given the strength of its backlog and its served markets, primarily related to new communications technologies such as 5G and our medical shielding business.

“USG came in lower than expected in Q2 2020 as several utility customers deferred purchase orders and maintenance-related project deliveries so they could divert resources to more important issues such as critical power delivery given their concerns around COVID-19. Additionally, Doble’s service business is largely on hold. The order pipeline of new business remains robust, especially as it relates to cyber security solutions, and I’m pleased to report that several new products and solutions introduced at the recent Doble Conference in March have been enthusiastically received.

“We expect USG’s customer spending softness to continue for the next few months and once the utilities come out of their “summer testing protocols,” we expect the USG business to return to a more normal state.

“We improved our consolidated Q2 2020 Adjusted EBITDA and delivered a 17.4 percent EBITDA margin despite the lower contribution from our highest margin segment. Our Q2 2020 entered orders were strong as we booked $246 million of new business and grew our backlog from the start of the year by 25 percent to $565 million, which helps protect against some downside risks over the remainder of the year.

“From a liquidity perspective, we are in a really solid position given our significant cash balance and our low debt level. The divestiture of the packaging business proved to be a very timely event given that we used the proceeds to pay down a substantial portion of our outstanding debt and to reduce our leverage ratio.

“When the time is right, we plan to use a portion of this additional liquidity and substantial debt capacity to fund future acquisitions and grow our business as we continue to evaluate a robust pipeline of M&A opportunities. We are taking a prudent approach to our existing, near-term M&A opportunities, and once things settle down a bit in our targeted end-markets, we would be comfortable adding to our current portfolio during 2020.

“Despite the significant economic challenges we, and everyone else, are facing today, we plan to use the successes of the first half of 2020 and the benefit of our disciplined operating culture to attempt to minimize our risks throughout the remainder of the year. I continue to have a favorable view of our longer-term future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

Given its strong liquidity position, the Company is not changing its dividend payment plan. The next quarterly cash dividend of $0.08 per share will be paid on July 16, 2020 to stockholders of record on July 2, 2020.

Business Outlook – Including COVID-19 Impact

During Q2 2020, business disruptions related to the pandemic started to affect the Company’s operations. Given the considerable uncertainty around the extent and duration of these economic circumstances, it is difficult to predict how our future operations will be affected using our normal forecasting methodologies, therefore, the Company is suspending its previously issued fiscal year 2020 guidance.

For 2020 financial reporting, the Technical Packaging business segment’s results of operations, gain on sale, balance sheet and cash flows are reported as Discontinued Operations.

Pension Plan Termination Update

As previously announced, Management will be using a portion of the Technical Packaging divestiture proceeds to fully fund, terminate, and annuitize the defined benefit pension plan (the Plan) currently maintained by the Company. The termination is expected to be completed before the end of fiscal year 2020.

By initiating this process in November 2019, the Company was able to convert the majority of the Plan assets (equities and bonds) to Cash in January and February prior to the recent, and extraordinary market volatility, thereby avoiding a major loss in Plan asset value which would have resulted in a larger under-funding situation.

Management commented in previous releases that by annuitizing this non-strategic liability through an insurance company it could eliminate both equity market risk and interest rate volatility, thereby reducing ongoing costs and eliminating future cash payments.

The Plan was frozen in 2003 and no additional benefits have been accrued since that date.

The accounting impact of terminating and annuitizing the pension will be excluded from the calculation of Adjusted EBITDA and Adjusted EPS when terminated.

Conference Call

The Company will host a conference call today, May 6, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2020 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 9211249).

Forward-Looking Statements

Statements in this press release regarding the future impacts of COVID-19 on the Company’s results, the financial success of the Company, the strength of its end markets, including without limitation the anticipated slowdown in commercial aerospace, actions in regard to the Company’s frozen defined benefit plan, the ability to increase shareholder value, the success of acquisition efforts, the use of proceeds from the recent divestiture, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, in Item 8.01 of the Company’s Form 8-K filed May 6, 2020, and the following: impacts arising from COVID-19 including without limitation labor shortages due to illness, shelter in place policies or quarantines, material shortages, transportation delays, delays or termination of Company contracts, the inability of our suppliers to perform, weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with the Company’s guarantee of a former Aclara lease; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.02 per share in YTD 2020.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019

Net Sales	$180,492	171,243
Cost and Expenses:
Cost of sales	113,242	103,547
Selling, general and administrative expenses	39,982	39,327
Amortization of intangible assets	5,220	4,371
Interest expense	1,320	1,853
Other expenses (income), net	703	2,022
Total costs and expenses	160,467	151,120

Earnings before income taxes	20,025	20,123
Income tax expense	2,203	2,301

Earnings from continuing operations	17,822	17,822

Earnings from discontinued operations, net of tax expense of $257	-	975
Gain on sale of discontinued operations	-	-

Earnings from discontinued operations	-	975

Net earnings	$17,822	18,797

Diluted EPS:
Diluted - GAAP
Continuing operations	$0.68	0.68
Discontinued operations	0.00	0.04
Net earnings	$0.68	0.72

Diluted - As Adjusted Basis Continuing operations	$0.68	0.71	(1)

Diluted average common shares O/S:	26,088	26,036

(1)	Q2 FY 19 Adjusted EPS excludes $0.03 per share of after-tax charges incurred primarily at Doble, PTI and VACCO during the second quarter of fiscal 2019.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2020		Six Months Ended March 31, 2019

Net Sales	$352,220		334,608
Cost and Expenses:
Cost of sales	219,969		206,001
Selling, general and administrative expenses	82,087		77,867
Amortization of intangible assets	11,030		8,771
Interest expense	3,741		3,708
Other expenses (income), net	998		(5,357)
Total costs and expenses	317,825		290,990

Earnings before income taxes	34,395		43,618
Income tax expense	5,809		8,446

Earnings from continuing operations	28,586		35,172

(Loss) earnings from discontinued operations, net of tax expense of $269 and $52	(601)		942

Gain on sale of discontinued operations, net of tax expense of $23,734	76,614		-

Earnings from discontinued operations	76,013		942

Net earnings	$104,599		36,114

Diluted EPS:
Diluted - GAAP
Continuing operations	$1.09		1.34
Discontinued operations	2.91		0.04
Net earnings	$4.00		1.38

Diluted - As Adjusted Basis Continuing operations	$1.11	(1)	1.17	(2)

Diluted average common shares O/S:	26,126		26,078

(1)	YTD Q2 FY 20 Adjusted EPS excludes $0.02 per share of after-tax charges primarily related to the move of the Doble headquarters facility.

(2)	YTD Q2 FY 19 Adjusted EPS excludes $0.17 per share of after-tax income mainly resulting from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Doble, PTI and VACCO.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Net Sales
Aerospace & Defense	$95,124	79,478	95,124	79,478
Test	41,600	42,875	41,600	42,875
USG	43,768	48,890	43,768	48,890
Totals	$180,492	171,243	180,492	171,243

EBIT
Aerospace & Defense	$21,736	17,443	21,736	17,806
Test	5,651	5,554	5,651	5,554
USG	4,866	8,767	4,866	9,241
Corporate	(10,908)	(9,788)	(10,908)	(9,679)
Consolidated EBIT	21,345	21,976	21,345	22,922
Less: Interest expense	(1,320)	(1,853)	(1,320)	(1,853)
Less: Income tax expense	(2,203)	(2,301)	(2,203)	(2,516)
Net earnings from cont ops	$17,822	17,822	17,822	18,553

Note 1: Adjusted net earnings were $18.5 million in Q2 FY 19 which excluded $0.03 per share of after-tax charges related to the restructuring charges incurred at Doble, PTI and VACCO during the second quarter of 2019.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Consolidated EBITDA	$31,388	30,259	31,388	31,205
Less: Depr & Amort	(10,043)	(8,283)	(10,043)	(8,283)
Consolidated EBIT	21,345	21,976	21,345	22,922
Less: Interest expense	(1,320)	(1,853)	(1,320)	(1,853)
Less: Income tax expense	(2,203)	(2,301)	(2,203)	(2,516)
Net earnings from cont opsd	$17,822	17,822	17,822	18,553

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2020	2019	2020	2019
Net Sales
Aerospace & Defense	$172,635	145,702	172,635	145,702
Test	82,983	84,161	82,983	84,161
USG	96,602	104,745	96,602	104,745
Totals	$352,220	334,608	352,220	334,608

EBIT
Aerospace & Defense	$34,249	28,053	34,319	28,513
Test	10,307	8,864	10,307	8,864
USG	14,153	30,313	14,773	23,100
Corporate	(20,573)	(19,904)	(20,573)	(19,430)
Consolidated EBIT	38,136	47,326	38,826	41,047
Less: Interest expense	(3,741)	(3,708)	(3,741)	(3,708)
Less: Income tax	(5,809)	(8,446)	(5,975)	(6,716)
Net earnings from cont ops	$28,586	35,172	29,110	30,623

Note 1: Adjusted net earnings were $29.1 million in YTD Q2 FY 20 which excluded $0.02 per share of after-tax charges related primarily to the facility move at Doble.

Note 2: Adjusted net earnings were $30.6 million in YTD Q2 FY 19 which excluded $0.17 per share of after-tax income primarily related to the Q1 FY 19 gain on the sale of the Doble Watertown facility partially offset by charges related to other restructuring actions at Doble, PTI and VACCO.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2020	2019	2020	2019
Consolidated EBITDA	$58,719	64,163	59,409	57,884
Less: Depr & Amort	(20,583)	(16,837)	(20,583)	(16,837)
Consolidated EBIT	38,136	47,326	38,826	41,047
Less: Interest expense	(3,741)	(3,708)	(3,741)	(3,708)
Less: Income tax expense	(5,809)	(8,446)	(5,975)	(6,716)
Net earnings from cont ops	$28,586	35,172	29,110	30,623

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2020	September 30, 2019

Assets
Cash and cash equivalents	$100,195	61,808
Accounts receivable, net	157,050	158,715
Contract assets	96,100	110,211
Inventories	141,027	124,956
Other current assets	17,228	14,190
Assets of discontinued operations-current	-	25,314
Total current assets	511,600	495,194
Property, plant and equipment, net	139,248	127,843
Intangible assets, net	371,779	381,605
Goodwill	389,630	390,256
Operating lease assets	18,901	-
Other assets	10,421	4,445
Assets of discontinued operations-other	-	67,377
	$1,441,579	1,466,720

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	53,617	63,800
Contract liabilities	95,382	81,177
Other current liabilities	82,030	75,141
Liabilities of discontinued operations-current	-	11,517
Total current liabilities	251,029	251,635
Deferred tax liabilities	61,690	60,856
Non-current operating lease liabilities	15,010	-
Other liabilities	57,643	59,008
Long-term debt	130,000	265,000
Liabilities of discontinued operations-other	-	3,999
Shareholders' equity	926,207	826,222
	$1,441,579	1,466,720

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Six Months Ended March 31, 2020
Cash flows from operating activities:
Net earnings	$104,599
Earnings from discontinued operations	(76,013)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,583
Stock compensation expense	2,896
Changes in assets and liabilities	(16,247)
Effect of deferred taxes	834
Net cash provided by continuing operations	36,652

Net cash used by discontinued operations	(14,622)

Cash flows from investing activities:
Capital expenditures	(21,211)
Additions to capitalized software	(4,280)
Net cash used by investing activities - continuing operations	(25,491)
Proceeds from sale of discontinued operations	183,997
Capital expenditures - discontinued operations	(1,728)
Net cash provided by investing activities - discontinued operations	182,269
Net cash provided by investing activities	156,778

Cash flows from financing activities:
Proceeds from long-term debt	10,000
Principal payments on long-term debt	(145,000)
Dividends paid	(4,156)
Net cash used by financing activities - continuing operations	(139,156)
Net cash used by financing activities - discontinued operations	(2,140)
Net cash used by financing activities	(141,296)

Effect of exchange rate changes on cash and cash equivalents	875

Net increase in cash and cash equivalents	38,387
Cash and cash equivalents, beginning of period	61,808
Cash and cash equivalents, end of period	$100,195

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)  -- Continuing Operations Basis

(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 1/1/20	$327,784	130,701	41,785	500,270
Entered Orders	155,984	41,787	47,845	245,616
Sales	(95,124)	(41,600)	(43,768)	(180,492)
Ending Backlog - 3/31/20	$388,644	130,888	45,862	565,394

Backlog And Entered Orders - YTD Q2 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 10/1/19	$276,273	133,571	41,715	451,559
Entered Orders	285,006	80,300	100,749	466,055
Sales	(172,635)	(82,983)	(96,602)	(352,220)
Ending Backlog - 3/31/20	$388,644	130,888	45,862	565,394

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – YTD Q2 FY 20
EPS from Continuing Ops – GAAP Basis – YTD Q2 FY 20	$1.09
Adjustments (defined below)	0.02
EPS from Continuing Ops – As Adjusted Basis – YTD Q2 FY 20	$1.11

Adjustments exclude $0.02 per share consisting of move costs associated with the Doble facility consolidation in the first six months of 2020.
(The $0.02 of EPS adjustments per share consists of $690K of pre-tax charges offset by $166K of tax benefit for net impact of $524K.)

EPS – Adjusted Basis Reconciliation – Q2 FY 19
EPS from Continuing Ops – GAAP Basis – Q2 FY 19	$0.68
Adjustments (defined below)	0.03
EPS from Continuing Ops – As Adjusted Basis – Q2 FY 19	$0.71

Adjustments exclude $0.03 per share consisting of restructuring charges related to Doble, PTI & VACCO during the second quarter of 2019.
(The $0.03 of EPS adjustments per share consists of $946K of pre-tax charges offset by $215K of tax benefit for net impact of $731K.)

EPS – Adjusted Basis Reconciliation – YTD Q2 FY 19
EPS from Continuing Ops – GAAP Basis – YTD Q2 FY 19	$1.34
Adjustments (defined below)	(0.17)
EPS from Continuing Ops – As Adjusted Basis – YTD Q2 FY 19	$1.17

Adjustments exclude $0.17 per share consisting of income related to the gain on sale of the Doble Watertown property partially offset by certain restructuring charges at Doble, PTI & VACCO in the first six months of 2019. (The $0.17 of EPS adjustments per share consists of $6.3 million of pre-tax income offset by $1.7 million of tax expense for net impact of $4.6 million.)